Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Corporation Provides Estimate of its 3.75 Percent Senior

Exchangeable Convertible Notes Due 2011 at $0.82 per $1.00 of Par Value

HONG KONG, ATLANTA, Feb. 14, 2011 — CDC Corporation (NASDAQ: CHINA), a leading China-based value-added operator of, and growth investor in, hybrid (SaaS/On-Premise) enterprise software, IT Services, and New Media assets, today announced that, based upon application of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157) and certain other assumptions and limitations inherent in the valuation process of its 3.75 Percent Senior Exchangeable Convertible Notes Due 2011 (the “Notes”), and consistent with the results from an independent third party consultant, the Company believes that the fair value measurement of the Notes, as of Dec. 31, 2010, was approximately $0.82 per $1.00 of par value.

Under generally accepted accounting principles, the Company is required to disclose the fair value of its financial instruments, both assets and liabilities, including the Notes. SFAS 157 provides guidance on how companies should establish the fair value of their assets and liabilities.

To date, an affiliate of CDC Corporation has repurchased an aggregate of $126.8 million in principal amount of the Notes.

About CDC Corporation:

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-

invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, our beliefs regarding the fair value measurement of the Notes, as of Dec. 1, 2010, and other statements which are not historic fact. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the following: (a) risks associated with the Notes, including the potential outcome of disagreements with the note holders, the risks associated with the amendments of the Notes and the validity of the holder redemption put provisions of the Notes, and the risks regarding potential amounts we may be required to pay under the Notes, including amounts which could be in excess of the face value of the Notes; (b) the results, and effect, of any litigation that we, or any of our subsidiaries or affiliates may face; (c) risks regarding our ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (d) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (e) the ability to integrate operations or new acquisitions in accordance with the company’s and its subsidiaries’ business strategies; (f) the effects of restructurings and rationalization of operations; (g) the ability to address technological changes and developments including the development and enhancement of products; (h) the ability to develop and market successful products and services; and (i) the entry of new competitors and their technological advances into the marketplace. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, including our Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Commission on June 30, 2010, and those of our subsidiary, CDC Software Corporation. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.